Exhibit 99

     Sypris Reports First Quarter Earnings; Revenue Increases 39%

    LOUISVILLE, Ky.--(BUSINESS WIRE)--April 21, 2005--Sypris Solutions, Inc. (Nasdaq/NM:SYPR) today reported revenue increased 39% to a record $124.2 million for the first quarter compared to $89.4 million for the prior year period. Net income for the period was $0.6 million, or $0.03 per diluted share, compared to $3.3 million, or $0.21 per diluted share, for the first quarter of 2004. The results for the quarter reflect an 18% increase in weighted average shares outstanding to 18.4 million shares compared to 15.6 million shares for the prior year period.
    "The results for the first quarter were consistent with our expectations," said Jeffrey T. Gill, president and chief executive officer. "Revenue continued to climb while the costs associated with the increase in manufacturing capacity, launch of new programs and disruption of material deliveries began to abate from the levels experienced during the fourth quarter of 2004. We expect these cost overruns to continue during the second quarter at a declining rate as the new manufacturing cells are completed and new programs enter full production, after which we expect margins to gradually return to historical levels."
    "The outlook for continued growth remains positive, with net orders increasing 30% to a record $136.0 million during the quarter, resulting in a 22% increase in backlog to a record $261.7 million. The increase in orders represented the ninth consecutive quarter of comparable period growth in bookings, reflecting strong demand from the commercial vehicle market and the positive impact of recently awarded long-term contracts during 2003 and 2004. Our task is clear. We must complete the equipment installations and program launches so that our success in generating new business translates into commensurately higher earnings going forward."

    The Industrial Group

    Revenue for our Industrial Group increased 83% to $88.7 million in the first quarter from $48.5 million for the prior year period, and increased 18% sequentially from the fourth quarter of last year primarily as a result of the continued strength in demand for medium and heavy-duty trucks. Gross profit for the quarter declined 2% to $6.4 million from $6.5 million for the same period in 2004, but increased 75% sequentially from the fourth quarter of last year as a result of the increase in shipments during the period, improved manufacturing efficiencies, and lower costs incurred for the equipment installations and program launches mentioned earlier.
    "Net orders increased 90% to a record $109.2 million for the quarter, while backlog increased 85% to a record $152.0 million," said Gill. "The commencement of new programs contributed to the growth in orders and backlog during the quarter, while the market for commercial vehicles continued to expand, with build rates estimated to have increased 29% during the quarter. We continue to believe that the long-term outlook for this market remains positive and that we are well positioned to benefit from any continued strengthening in this important segment."

    The Electronics Group

    Revenue for our Electronics Group was $35.6 million in the first quarter compared to $40.9 million for the prior year period and declined 23% sequentially from the fourth quarter of last year, which reflects the seasonal swings in the government's procurement cycle and is consistent with the Company's historical performance. Gross profit for the quarter was $5.0 million compared to $7.9 million for the same period in 2004, primarily reflecting a continued decline in shipments for data systems products.
    Revenue for the Aerospace & Defense segment declined to $24.0 million from $29.6 million for the prior year period, while revenue from the Test & Measurement segment increased slightly to $11.6 million from $11.4 million for the first quarter of 2004. Gross profit for the Aerospace & Defense segment declined to $2.4 million from $5.5 million for the prior year period, primarily reflecting the reduction in shipments for data systems products. Gross profit for the Test & Measurement segment increased 5% to $2.6 million from $2.4 million for the same period in 2004.
    "Net orders for our Electronics Group approximated $26.8 million for the quarter, while backlog declined 7% to $109.7 million," said Gill. "The near term outlook for our data systems business continues to be challenging, while the overall spending for aerospace and defense programs remains solid. Assuming the continued firming of the economy, we should see an increasingly positive contribution from our Test & Measurement services business, which has been impacted by the downturn in the markets for commercial aerospace, telecommunications and semiconductor products during the past several years."

    Outlook

    Gill added, "Looking forward, we expect revenue for the second quarter of 2005 to be in the range of $128 to $133 million compared to $95.9 million for the prior year period, which represents a 36% increase at the midpoint of our guidance. Earnings for the second quarter of 2005 are forecast to be in the range of $0.09 to $0.13 per diluted share compared to $0.11 per diluted share for the second quarter of 2004. The earnings outlook reflects our view of certain short-term costs in our Industrial Group for the completion of new manufacturing cells, the launch of several new programs, and the continuing impact of certain supply chain issues, as well as lower levels of proprietary product sales in our Electronics Group."
    "We believe the outlook for the full year remains solid. Revenue for 2005 is forecast to be in the range of $525 to $545 million compared to $425.4 million for 2004, which represents a 26% increase in revenue for 2005 at the midpoint of the range. Earnings are expected to increase during the second half of 2005 as a result of the new automated capacity, shipments under new programs and the elimination of start-up and overtime costs associated with the above. As a result, we expect earnings of $0.65 to $0.75 per diluted share, based upon 18.6 million weighted average shares outstanding, compared to $0.47 per diluted share for 2004, which represents a 49% increase for 2005 at the midpoint of the range."
    Gill continued, "We expect the top line to continue to benefit from the estimated $1.5 billion of new contract awards received during this past year, the increasing demand in the commercial vehicle market and the commencement of several new program launches. The Company's earnings outlook remains subject to our ability to complete the installation of the new manufacturing cells in accordance with plan, the timely launch of the new component programs and the stabilization of the global supply chain for steel and steel-related component parts, among other factors."

    Change in Accounting Method

    Effective January 1, 2005, the Company changed its accounting policy for inventory and costs of sales from the last-in first-out method (LIFO) to the first-in first-out method (FIFO) for its Louisville manufacturing facility, which conforms the accounting at all Sypris locations to the FIFO method. The change results in a more meaningful and understandable presentation of financial position to users of the Company's financial statements and also requires restatement of prior periods when presented for comparability and consistency of presentation. The change decreases previously reported earnings for the first quarter of 2004 by $74,000, or $0.01 per share and increases previously reported earnings for the year ended December 31, 2004 by $0.9 million, or $0.05 per share. The change also increases the previously reported inventory, retained earnings and other liabilities balances at December 31, 2004 by $2.2 million, $1.5 million and $0.7 million, respectively.
    Sypris Solutions is a diversified provider of technology-based outsourced services and specialty products. The Company performs a wide range of manufacturing and technical services, typically under multi-year, sole-source contracts with major corporations and government agencies in the markets for aerospace and defense electronics, truck components and assemblies, and test and measurement services. For more information about Sypris Solutions, visit its Web site at www.sypris.com.
    Each "forward-looking statement" herein is subject to serious risks and should not be relied upon, as detailed in our most recent Form 10-K filed with the SEC (e.g., at p. 27). Briefly, such risks also include: costs of adding new capacity or programs; costs or supplies of freight, raw materials, steel, components or utilities; customers' financial conditions, scheduling demands or late payments; market demand levels; competitive pressures; machinery breakdowns or repairs; inefficient working capital, scrap rates, cycle times, wages, freight, production schedules or cost controls; inventory valuation due to obsolescence, shrinkage, price, overstocking or underbilling; low-margin product mix; reliance on key customers or suppliers; revised schedules, volumes, prices, cost or government funding of key contracts; failure to improve acquired businesses or identify environmental or other risks in due diligence; recruitment or retention of management or other key employees; union negotiations; pension, health care or other benefit costs; labor relations; strikes; costs or supply of debt, equity or insurance due to operating or financial results, new business risks, credit ratings, debt covenants, contract claims, insurance conditions or regulatory developments; impairments or write-offs of goodwill or fixed assets; loss of licenses, security clearances or any legal rights to operate, manage our work force, import or export; costs of audits, internal controls or compliance; regulatory actions or sanctions; contract or tort litigation including stockholder, customer, supplier, creditor, product liability, environmental or asbestos claims; foreign operations or currency risks; war, terrorism or political risks; unanticipated or uninsured disasters, losses or business risks; inaccurate data about markets or business conditions.



                        SYPRIS SOLUTIONS, INC.
                         FINANCIAL HIGHLIGHTS
               (In thousands, except per share amounts)

                                                Three Months Ended
                                              -----------------------
                                                         Restated (1)
                                               Mar. 31,    Mar. 31,
                                                 2005        2004
                                              ---------- ------------
Revenue                                       $ 124,241  $    89,376
Net income                                    $     590  $     3,325
Earnings per common share:
 Basic                                        $    0.03  $      0.22
 Diluted                                      $    0.03  $      0.21
Weighted average shares outstanding:
 Basic                                           18,030       14,791
 Diluted                                         18,367       15,593

(1) On January 1, 2005, the Company changed its accounting policy for inventory and cost of sales at one manufacturing facility. Prior year amounts have been restated as required for comparability. The change decreases previously reported earnings for the first quarter of 2004 by $74,000, or $0.01 per diluted share.

                        SYPRIS SOLUTIONS, INC.
                    CONSOLIDATED INCOME STATEMENTS
              (in thousands, except for per share data)

                                                Three Months Ended
                                              -----------------------
                                                         Restated (1)
                                               March 31,   March 31,
                                                 2005        2004
                                              ---------- ------------
                                                   (Unaudited)
Net revenue:
 Industrial Group                             $  88,690  $    48,451
   Aerospace & Defense                           23,996       29,572
   Test & Measurement                            11,555       11,353
                                              ---------- ------------
 Electronics Group                               35,551       40,925
                                              ---------- ------------
Total net revenue                               124,241       89,376

Cost of sales:
 Industrial Group                                82,293       41,994
   Aerospace & Defense                           21,605       24,110
   Test & Measurement                             8,984        8,914
                                              ---------- ------------
  Electronics Group                              30,589       33,024
                                              ---------- ------------
   Total cost of sales                          112,882       75,018
                                              ---------- ------------
Gross profit:
 Industrial Group                                 6,397        6,457
   Aerospace & Defense                            2,391        5,462
   Test & Measurement                             2,571        2,439
                                              ---------- ------------
   Electronics Group                              4,962        7,901
                                              ---------- ------------
   Total gross profit                            11,359       14,358

Selling, general and administrative               8,553        8,158
Research and development                            673          524
Amortization of intangible assets                   138          126
                                              ---------- ------------
   Operating income                               1,995        5,550

Interest expense, net                             1,261          288
Other income, net                                  (181)         (58)
                                              ---------- ------------
   Income before income taxes                       915        5,320

Income tax expense                                  325        1,995
                                              ---------- ------------
   Net income                                 $     590  $     3,325
                                               =========  ===========
Earnings per common share:
   Basic                                      $    0.03  $      0.22
   Diluted                                    $    0.03  $      0.21

Dividends declared per common share           $    0.03  $      0.03

Weighted average shares outstanding:
   Basic                                         18,030       14,791
   Diluted                                       18,367       15,593

(1) On January 1, 2005, the Company changed its accounting policy for inventory and cost of sales at one manufacturing facility. Prior year amounts have been restated as required for comparability. The change decreases previously reported earnings for the first quarter of 2004 by $74,000, or $0.01 per diluted share.

                        SYPRIS SOLUTIONS, INC.
                      CONSOLIDATED BALANCE SHEETS
                 (in thousands, except for share data)

                                                         Restated (1)
                                               March 31, December 31,
                                                2005        2004
                                              ---------- ------------
                                              (Unaudited)
                                ASSETS
Current assets:
 Cash and cash equivalents                     $ 16,475     $ 14,060
 Accounts receivable, net                       113,899      104,637
 Inventory, net                                  99,676       96,476
 Other current assets                            15,602       21,566
                                              ---------- ------------
  Total current assets                          245,652      236,739

Property, plant and equipment, net              175,295      166,940
Goodwill                                         14,277       14,277
Other assets                                     13,090       13,222
                                              ---------- ------------
                                               $448,314     $431,178
                                              ========== ============
                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable                              $ 82,183     $ 61,778
 Accrued liabilities                             21,026       20,378
 Current portion of long-term debt                2,000        7,000
                                              ---------- ------------
  Total current liabilities                     105,209       89,156

Long-term debt                                  110,000      110,000
Other liabilities                                23,258       23,083
                                              ---------- ------------
  Total liabilities                             238,467      222,239

Stockholders' equity:
 Preferred stock, par value $0.01 per share,
  981,600 shares authorized; no shares issued        --           --
 Series A preferred stock, par value $0.01
  per share, 18,400 shares authorized; no
   shares issued                                     --           --
 Common stock, non-voting, par value $0.01
  per share, 10,000,000 shares authorized; no
   shares issued                                     --           --
 Common stock, par value $0.01 per share,
  30,000,000 shares authorized; 18,012,599
   and 17,920,500 shares issued and
    outstanding in 2005 and 2004,
     respectively                                   180          179
Additional paid-in capital                      141,718      140,898
Retained earnings                                70,278       70,227
Accumulated other comprehensive loss             (2,329)      (2,365)
                                              ---------- ------------
 Total stockholders' equity                     209,847      208,939
                                              ---------- ------------
                                               $448,314     $431,178
                                              ========== ============
(1) On January 1, 2005, the Company changed its accounting policy for inventory and cost of sales at one manufacturing facility. Prior year amounts have been restated as required for comparability. The change increases previously reported inventory, retainedearnings and other liabilities balances at December 31, 2004 by $2,224,000, $1,503,000 and $721,000, respectively.

                        SYPRIS SOLUTIONS, INC.
                   CONSOLIDATED CASH FLOW STATEMENTS
                             (inthousands)

                                                Three Months Ended
                                              -----------------------
                                                         Restated (1)
                                               March 31,   March 31,
                                                   2005          2004
                                              ---------- ------------
                                                    (Unaudited)

Cash flows from operating activities:
 Net income                                    $    590   $     3,325
 Adjustments to reconcile net income to net
   cash provided by operating activities:
     Depreciation and amortization                5,754         4,001
     Other noncash charges                          620           215
     Changes in operating assets and
      liabilities:
      Accounts receivable                        (9,555)      (15,959)
      Inventory                                  (3,600)       (2,555)
      Other current assets                        5,872         1,836
      Accounts payable                           21,045         7,972
      Accrued liabilities                         1,133         3,104
                                              ---------- ------------
       Net cash provided by operating
        activities                               21,859         1,939

Cash flows from investing activities:
 Capital expenditures                           (14,598)       (8,875)
Changes in nonoperating assets and liabilities     (128)          233
                                              ---------- ------------
       Net cash used in investing activities    (14,726)       (8,642)

Cash flows from financing activities:
 Net decrease in debt under revolving
   credit agreements                             (5,000)      (43,200)
 Cash dividends paid                               (538)         (428)
Proceeds from issuance of common stock              820        49,649
                                              ---------- ------------
       Net cash (used in) provided by
        financing
        activities                               (4,718)        6,021
                                              ---------- ------------
Net increase (decrease) in cash and cash
 equivalents                                      2,415          (682)

Cash and cash equivalents at beginning of
 period                                          14,060        12,019
                                              ---------- ------------
Cash and cash equivalents at end of period     $ 16,475   $    11,337
                                              ========== ============
(1)On January 1, 2005, the Company changed its accounting policy forinventory and cost of sales at one manufacturing facility. Prior year amounts have been restated as required for comparability. The change decreases previously reported earningsfor the first quarter of 2004 by $74,000, or $0.01 per diluted share,but has noeffect on cash flow from operations.

    CONTACT: Sypris Solutions Inc., Louisville
             David D. Johnson, 502-329-2000